Exhibit 10.14

Annex A — Terms of Engagement

Annex A dated as of commencement of trading on NASDAQ of a company wholly holding (indirectly) the Company, to that certain agreement (“Agreement”) entered into as of the date executed, by and between Security Matters Ltd., Israeli company number 51-512577-1 of Ketura, Israel (“Company”) and Haggai Alon, Israeli ID number 025599838 of Naan, Israel (“Employee”).

This document replaces any prior Annex A and Al and is also a notice of terms of employment as required under law.

1 Amendment –

1.1

The following words shall be deleted from Section 5.7 of the Agreement “other than matters that relate to Australian law, or the rules of a relevant financial market, in which case, those provisions shall be interpreted in accordance with the laws of the State of Victoria and the laws of the Commonwealth of Australia, in particular the Corporations Act 2001(Cth) insofar as Security Matters Limited (ASX:SMX) is the Parent”

1.2

The following words shall be deleted from Section 5.10 of the Agreement “an Australian public company traded on the Australian Stock Exchange) and is thus subject to certain public disclosures obligation, including the ASX Listing Rules”

2 Appointment and Position -

2.1

Employee will provide his services to Company as CEO of Company, Parent and anywholly owned subsidiary thereof and shall supply services also to other members of the group of companies of which Company is part, as will be required. Employee will report to the Board of Directors of the Company (the “Board”). As CEO, Employee will be serving in a position that requires a special measure of personal trust, with all that is implied. During the term of the Agreement, Employee shall serve as a member of the Board and of the Parent Board (as defined below) and of any company held (directly or indirectly, including partly) by the Parent, unless Employee agrees otherwise in writing. The parties agree that the Employee will not be entitled to any additional consideration or benefit for serving in any position in any company in the Company’s group (except for the Salary paid pursuant to this Agreement).

2.2	Employee will be employed on a full time basis as an employee of Company.

2.3	An ordinary working week of work of Employee shall be 8.36 hours a day for 5 days and the weekly rest day of Employee shall be Saturday.

2.4

It is expressly agreed that the salary of Employee includes payment for overtime which is required of Employee because the position of Employee in Company is a position that requires a special degree of personal confidence, conditions of employment of Employee and the circumstances do not allow Company in some cases to control the working hours.

3	Remuneration -

3.1

As consideration for the work of Employee and other obligations of Employee hereunder Company will pay Employee a gross monthly salary (“Base Salary”), in the amount of ILS 80,000 per month. The Base Salary includes a global payment for an average of 60 extra hours every month, but Company will not be required to pay for any additional hours.

Employee will be entitled to educational fund (Keren Hishtalmut) at the rate of 7.5% of the amount stipulated in this §3.1 up to the annual cap for educational fund as set by the income tax regulations.

3.2	Company will deduct from the Base Salary (and any other payment made to Employee) all deductions for all applicable taxes and withholdings required under law or this Agreement.

3.3

At each January 1st while employee is employed, Employee will be entitled to a retention bonus in cash equal to two times the Base Salary, which shall be considered as part of Employee’s annual remuneration.

3.4

In addition to §3.3 above, subject to meeting individual and Company goals, which will be determined by the board of directors (the “Parent Board”) of Empatan Public Limited Company (SMX Public Limited Company), Irish company registration number 722009 (the “Parent”) annually, Employee will be entitled to an annual bonus in the amount of up to one Base Salary (at Company discretion (“Annual Bonus”). Company will deduct all taxes and mandatory payments required by Company and Employee, including income tax, social security, health tax, etc., from the Annual Bonus amount to be paid to Employee. The above bonus shall not apply towards calculation of social benefit rights.

4

Company shall provide Employee with a leased car in full operational lease (“Car”) at a level befitting the position of Employee, and shall bear all expenses incurred in connection with the leasing or use of the Car.

5

Employee shall be entitled to Annual Leave as set by law, but not less than 28 days per annum. The dates and times of the leave shall be coordinated in advance with Company. Any accrued vacation days shall not be cancelled at the end of a year and may be redeemed in cash by Employee at any time in whole or in part.

Subject to the approval of the Parent Board, Employee shall receive _________ restricted stock units (“RSUs”) with respect to a number of shares of the capital stock of Parent (“Parent Stock”) representing 5% of the issued and outstanding Parent Stock on a fully diluted basis as of the grant date (subject to the terms and conditions of Parent’s 2022 Incentive Equity Plan and subject to Employee’s execution of an award agreement) as approved by the Parent Board. The RSUs shall be subject to a vesting schedule as follows: 20% of the RSUs shall be fully vested immediately upon grant. The remaining RSUs shall vest at a rate of 5% quarterly thereafter (on the last day of each calendar quarter thereafter, beginning with the first full calendar quarter following the date of grant of the RSUs), over a period of five (5) years commencing on the grant date, subject to the Employee’s continued employment with the Company through each such vesting date, pursuant to the terms of this Agreement, the 2022 Incentive Equity Plan and the applicable award agreement. Employee acknowledges that Employee may be required to execute additional documents in compliance with the applicable laws and regulations or as required by the 2022 Incentive Equity Plan. In the event of any Change of Control (as defined in the 2022 Incentive Equity Plan), all RSUs that are not then vested shall vest in full as of the effective date of the Change in Control.

Sick Leave and Recuperation Days as set by law. Employee shall be entitled to .6

6	Application of Section 14 (“Section 14”) of the Severance Pay Law, 1953

6.1

The Employee hereby confirms, acknowledges and agrees that Section 14 applies to his employment as of the commencement date of my employment (i.e., October 15, 2018) and that the Company’s contribution to the managers insurance policy or pension fund, as applicable, in accordance with the Agreement, shall be instead of severance payment which may be due upon termination of his employment with the Company.

6.2

The Company shall insure the Employee under an acceptable ‘Managers Insurance’ plan (the “Managers Insurance Policy”) or Pension Fund (the “Pension Fund”) or a combination of both, as elected by Employee in advance, by contributing the following amounts to the respective components of such applicable policy or fund, as of the date required under applicable law:

6.2.1	Managers’ Insurance Policy:

6.2.1.1

Disability Insurance—The Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary (the “Disability Insurance”). The Company’s contribution for Disability Insurance shall, in no circumstances, exceed the amount of 2 1/4% of the Salary;

6.2.1.2	Severance—an amount equal to 8 1/4% of the Salary; and

6.2.1.3

Company’s contribution towards pension—the difference between 6.5% (the “Base Rate”) of the Salary and the actual percentage of the Salary contributed towards Disability Insurance, provided that the Company’s contribution towards pension shall not be lesser than 5% of the Salary;

6.2.1.4	Employee’s contribution towards pension—6% of the Salary.

6.2.2

Pension Fund: Severance—an amount equal to 8 1/4% of the Salary; Pension—an amount equal to 6.5% of the Salary. In addition, the Company will deduct from Employee’s monthly paycheck a sum equal to 6% of the Salary as Employee’s contribution.

Employee hereby instructs the Company to transfer to the Managers Insurance Policy and/or the Pension Fund the amounts that constitute Employee’s contributions, which are deducted as aforesaid from Employee’s Salary.

In the event Employee chooses to consolidate plans (Managers Insurance Policy and Pension Fund), the above percentages will apply to such portion of the Salary which Employee has allocated towards each such plan, such that the aggregate contribution to all such plans for each such Severance and Pension components shall not exceed the applicable respective percentage set forth above. The foregoing rates will be updated from time to time in accordance with the requirements of applicable laws and regulations.

Employee shall bear any and all taxes applicable and required by law to Employee and/or the Company in connection with amounts paid by Employee and/or the Company to the insurance company or pension fund pursuant to Section 8.2 above.

6.3

It is hereby specifically agreed that upon termination of employment, Company shall release to the Employee all amounts accrued in the pension and severance pay funds, as the case shall be, on account of both Company’s and Employee’s contributions, including in similar funds outside of Israel. All, in accordance with the General Permit promulgated by the Minister of Labor on June 30, 1999 (“Permit”)[1] pursuant to Article 14 of the Severance Pay Law. Employee hereby acknowledges that the amounts contributed by Company for severance payment in any manner shall be deemed to be made instead of the severance payments to which Employee may be entitled under the provisions of the Severance Pay Law, and shall constitute a full and complete payment thereof.

[1]	https://employment.molsa.gov.il/Employment/WorkRights/EmploymentTermination/documents/ishursaifl4.pdf

6.4

Company hereby waives any entitlement and/or right for reimbursement with respect to the Severance Payment and acknowledges, that upon termination of Employee’s employment in Company, including inter alia, in the event of Employee’s resignation, Company shall release the Severance Payment and shall transfer them to Employee, except in the event that: (i) Company terminated Employee’s engagement due to circumstances under which Employee’s entitlement for severance payment is denied pursuant to Articles 16 or 17 of the Severance Pay Law; or (ii) Employee already withdrawn funds from the fund and not because of an “Entitling Event” under section 2(b) of the Permit.

7	Payment for the obligations in Annex B and Annex C

A third of any payment or other consideration under this Agreement is remuneration for the non-Competition of Employee as described in Annex B and Annex C.

8	Term

8.1

Subject to any limitation under applicable law: Engagement of Employee by Company shall be deemed to be October 15, 2018 (“Commencement Date”), and will continue unless terminated as provided hereunder. This Agreement may be terminated by either party upon prior notice, but in any case the term will be no less than at least 5 years as of commencement of trading of the Parent on NASDAQ. Notwithstanding the foregoing to the contrary, the parties hereby agree as follows: (i) in the event that despite the terms of this Agreement, the Employee will resign at any time before the expiration of such five year period, then as of such date of termination and without derogating from any other rights or remedies that may be due to the Company and its affiliates, the Employee will not be entitled to any consideration and benefits; and (ii) in case of termination of this Agreement by the Company without Cause, if the amounts and benefits paid to the Employee pursuant to this section are higher than the amounts due to him pursuant to Section 9,3, the Employee will receive the higher amount, but will not receive all amounts together.

8.2

The prior notice for termination by Company or Employee will be 180 days provided that during the notice period, the Employee will hand over his work to any person as shall be designated by the Board or the Parent Board. Notwithstanding the foregoing to the contrary, in the event of “Cause” (as defined below), the Company may terminate this Agreement with immediate effect despite the 5 years term.

8.3

In the event of a notice for termination by Company (without Cause (as defined below) or by the Employee, Employee shall be entitled, subject to his compliance with the terms of this Agreement during the term of this Agreement and thereafter and in consideration for Employee’s compliance with his obligation not to compete with the group of companies of which Company is part following termination of his employment, to continued Base Salary and other benefits for an additional 9 months following the termination date, during which Employee shall not be required to work and may commence working in another location, subject to the terms of Annex B and C.

8.4

Any of the following, without Employee’s prior written consent, may be treated by Employee as a notice for termination by Company, if (a) the Employee provided a written notice to the Board and Parent Board of such circumstances within thirty (30) days and the Company or Parent failed to cure it; and (b) the Employee provided a termination notice immediately following the expiration of thirty (30) day notice period: (i) reduction of Employee’s responsibilities or powers as a CEO in Company or any of the group of companies to which it is part, (ii) relocation of Employee’s principal place of employment by more than thirty miles, (iii) breach by the Company of its obligations under this Agreement, or (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and in the same extent that the Company would be required to perform if no succession had taken plan, except where such assumption occurs by operation of law.

8.5

Due to lower (or no) payment for Employee’s positions in the group of corporations affiliated with Company, in case of termination of employment, Employee shall be entitled to a retirement bonus in a gross amount of ILS 780,000, subject to any relevant provision of any applicable law, including but not limited to any applicable tax withholdings.

8.6

“Cause” shall means circumstances under which the Company may terminate this Agreement, as a result of (i) a conviction of, indictment of, or pleading of no-contest by, the Employee in connection with a criminal offence involving moral turpitude, theft, embezzlement or fraud, which in the good faith judgment of the Board or the Parent Board adversely affects the Company or an affiliate of the Company or the ability of the Employee to satisfy all of his duties to the Company or an affiliate of the Company (including pursuant to the Agreement); (ii) the Employee’s dishonesty, fraud, unethical or illegal act, misappropriation or embezzlement which in the good faith judgment of the Board or the Parent Board causes (or would reasonably be likely to cause) damage to the Company or an affiliate of the Company; (iii) breach of the Employee’s fiduciary duties to the Company or an affiliate of the Company; (iv) willful or deliberate violations of the Employee’s obligations to the Company or an affiliate of the Company or violation of any instructions provided to the Employee by the Board or Parent Board; or (v) material breach of any of the terms or conditions of (a) the Employment Agreement, (b) the Employee’s confidentiality obligations with respect to Confidential Information under the Employment Agreement and the undertaking attached as Annex B therein, (c) the Employee’s agreement to not engage in competition, if any, with the Company or an affiliate of the Company, in each of the cases in sub-clauses (a) where such breach is not cured, if capable of cure, within thirty days of Employee’s receipt of Company’s first written notice to that effect.

9	Restriction to hold shares of a public company

Employee may not hold more than 2% of a publicly traded company that may be a competitor of Company, unless first receiving approval of the Board.

10	Waiver —

10.1	The Employee hereby confirms, acknowledges and agrees, on behalf of himself, his heirs, executors, administrators, legal representatives, and any person or entity acting on his behalf as follows:

10.2

Since the Commencement Date and until today, the Employee has received from the Company the complete, full and final amounts due to him in connection with his employment in a timely manner and in accordance with the provisions of any collective agreement, statute, and/or regulation applicable to the Employee and the Agreement, including without limitation, full wages, supplements to wages, bonuses, overtime, grants, recreation pay, transportation expenses, reimbursements of expenses, severance pay and any other amounts rights or benefits due him under law, agreement, or custom, in connection with the Employee’s engagement and employment with the Company.

10.3

Without derogating from the generality of the foregoing, the Employee hereby confirms that between the period commencing on August 27, 2014 and until October 15, 2018, no employer-employee relationship existed between the Employee and the Company and the Employee was providing services to the Company through Kibbutz Naan and received full consideration and benefits due to him directly from the Kibbutz and the Company has no obligation whatsoever towards Employee with respect to such period.

10.4

The Employee hereby irrevocably waives any and all claims and demands that he may have against the Company, its officers and shareholders (former or future) in connection with (i) his employment until the date hereof, or with (ii) any consideration or benefit that he may have been entitled to receive in connection with that certain Business Combination Agreement that is currently being negotiated between the parties thereto and any related transaction, except for the consideration specifically specified in this Agreement.

10.5

The undersigned acknowledges that he is a senior officer of the Company, has read and fully understands the terms of this waiver and has consulted and received advice of counsel regarding this waiver or have had sufficient opportunity to do so. This confirmation contains the entire and exclusive agreement of the undersigned and the Company with reference to the matters discussed herein. This waiver supersedes all prior drafts and communications with respect hereto, except for any other waiver which may have been signed in connection with the subject hereto. This waiver shall be binding upon and inure to the benefit of the Company, its officers, directors and shareholders and their respective successors and assigns.

We agree to the terms of this Agreement (including all its annexes) and guarantee its full performance by Company thereof.

Empatan Public Limited Company (SMX Public Limited Company), Irish company registration number 722009.